Exhibit 10.4

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into effective as of March 3, 2020, among AMRE Asset Management Inc., a Nevada corporation (the “Company”) and its initial stockholders AMRE TENNESSEE, LLC, a Delaware limited liability company, and LIQUIDVALUE ASSET MANAGEMENT PTE LTD., and DSS SECURITIES, INC., New York corporation (individually, a “Stockholder” and collectively, the “Stockholders”).

PRELIMINARY STATEMENTS

A. Each Stockholder owns shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock” or “Stock”) in such amounts as of the date hereof as are set forth hereto:

DSS Securities, Inc. (“DSS”): 5250

LiquidValue Asset Management Pte Ltd. (“LVAM”): 3500

AMRE Tennessee, LLC (“AMRE Tennessee”): 1250

B. The Stockholders and the Company desire to enter into this Agreement for the purpose of regulating certain aspects of the relationship between the Stockholders as stockholders of the Company and to provide for certain rights and obligations with respect thereto as hereinafter provided.

C. The Company entered into that Management Agreement with American Medical REIT, Inc., a Maryland corporation, whereby the Company will provide management and strategic advice and other services. In return for these services, American Medical REIT will pay a Management Fee, as further described and calculated in the Management Agreement, to the Company. In the event of certain circumstances, American Medical REIT may be required to pay an Incentive Fee to the Company. In the event the Company wishes to make a distribution or dividend (hereinafter collectively referred to as a “Distribution”) in accordance with Nevada law, Distributions shall be made pursuant to this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Distributions. Any Distributions to Stockholders shall be approved by the Board of Directors of the Company and issued to the Stockholders in the percentage of their ownership.

2.	Share Restrictions.

a.	AMRE Tennessee. The Company Stock issued to AMRE Tennessee is subject to forfeit. Should David Young be separated from employment with American Medical REIT, Inc. within three (3) years from the anniversary of the execution of this Agreement, the ownership of the Company Stock shall be returned to the Company treasury. Upon the anniversary of three (3) years of David Young’s continued employment with American Medical REIT, Inc., the Company Stock owned by AMRE Tennessee shall not be subject to forfeiture.

b.	LVAM. The Company Stock issued to LVAM shall not be subject to forfeit.

c.	DSS. The Company Stock issued to DSS shall not be subject to forfeit.

3.	Distributions Allocation. In the event of a Distribution:

a.	Incentive Pool. A pool of Distributions representing 12.5% of the total Distribution issued by the Company (“Incentive Pool”) shall be further set aside as incentives to employees and management of the Company or American Medical REIT, to be distributed as follows:

i.	Allocation. David Young, as President of AMRE Tennessee, will recommend an allocation of the Incentive Pool, which shall be subject to approval by the Board of Directors of the Company. If David Young is separated from employment with American Medical REIT, Inc., this allocation shall be performed by the Board of Directors of the Company.

ii.	Vesting; Forfeiture. Distributions allocated under the Incentive Pool shall have a three (3) year vesting period. The vesting period shall begin on the date of the award. Upon the vesting of the Distributions awarded from the Incentive Pool, recipients will immediately be paid the Distributions allocated to them. Should the recipient of the Distributions from the Incentive Pool be terminated from employment with the Company or American Medical REIT prior to the vesting of their award from the Incentive Pool, the recipient shall forfeit the award from the Incentive Pool. All forfeited awards from the Incentive Pool shall be reallocated to the Incentive Pool. Terminations of employment by the American Medical REIT without cause, or due to Changes in Control of American Medical REIT, or due to disability or due to hardship (disability and hardship shall be determined by the Board of American Medical REIT) shall not result in forfeiture of the Distributions from the Incentive Pool. “Change in Control” shall mean: the acquisition, either directly or indirectly, of more than 50% of either (i) the then outstanding shares of such company’s common stock or ownership equivalent, taking into account as outstanding for this purpose such shares of common stock issuable upon the exercise of options or warrants, the conversion of convertible shares or debt, and the exercise of any similar right to acquire such common stock or (ii) the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors) or managers in the case of AMRE Tennessee) or (iii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of American Medical REIT and its subsidiaries, taken as a whole, to any person or entity that is not a subsidiary of American Medical REIT; provided, however, that an initial public offering of the American Medical REIT’s common stock shall not constitute a Change in Control.

iii.	The Company shall maintain these allocated but unvested Distributions in a separate account.

b.	Remaining Distribution Pool. The remaining distribution shall be a pool representing 87.5% of the Distribution (the “Remaining Distribution Pool”) and allocated in the following way:

i.	AMRE Tennessee shall be entitled to 12.5% of the Remaining Distribution Pool , and shall not be restricted in any way.

ii.	DSS shall be entitled to 52.5% of the Remaining Distribution Pool, and shall not be restricted in any way.

iii.	LVAM shall be entitled to 35% of the Remaining Distribution Pool, and shall not be restricted in any way.

4.	Agreement regarding Corporate Opportunities. Each Stockholder hereby agrees that notwithstanding anything expressed or implied herein to the contrary, each of DSS and LVAM and their respective affiliates, owners, officers, directors, and employees may engage in or possess interests in other business ventures of any kind and description (including but not limited to business ventures including the development, management or sale of real estate), independently or with others, for their own accounts; the fact that either DSS or LVAM and their respective affiliates, owners, officers, directors, and employees may avail itself of any opportunities, either by itself or with other persons, and not offer such opportunities to the Company, shall not subject either DSS or LVAM and their respective affiliates, owners, officers, directors, and employees to liability to the Company or to any Stockholder on account of a lost Company opportunity; and no Stockholder shall have any right by virtue of this Agreement in or to any such opportunities described above or to the income or profits derived therefrom, and the pursuit of such opportunities, even though competitive with the Company, shall not be deemed wrongful or improper or in violation of this Agreement. All parties hereto agree to execute and deliver such waiver, or to adopt such policies and procedures, to the fullest extent of the applicable law, as may be necessary to effectuate the intent hereof.

5.	Confidentiality.

a.	Non-Disclosure. In connection with each Stockholder’s rights hereunder, the Company and its advisors and agents may make available to such Stockholder certain information that is non-public, confidential or proprietary in nature (the “Confidential Information”). Each Stockholder agrees to keep the Confidential Information confidential and will not disclose the Confidential Information to any third party without the Company’s prior written consent. Each Stockholder recognizes and acknowledges the value and confidential nature of the Confidential Information and the damage that could result to the Company if any information contained therein is disclosed to a third party. The Confidential Information will be used by such Stockholder solely as necessary for provision of such Stockholder’s rights hereunder. Stockholder further agrees to reimburse, indemnify and hold harmless the Company and its employees, affiliates, officers, directors, managers, partners, agents, advisors and representatives (collectively, “Company Representatives”) from any damage, loss or expense incurred as a result of the use of the Confidential Information by such Stockholder or other recipients contrary to the terms of this Agreement. Nothing in this Section III shall prohibit any Stockholder from disclosing any Confidential Information to authorities or regulators in compliance with any law or regulation the Stockholder is subject to.

b.	Confidential Information. Confidential Information includes: (i) information transferred or transmitted in writing, orally, visually, electronically or by any other means, whether prior to, on or after the date hereof; (ii) information provided to the Stockholder by third parties under circumstances where such Stockholder has an obligation not to disclose that information; and (iii) any memoranda, reports, analyses, extracts or notes such Stockholder produces that are based on, reflect or contain any of the Confidential Information (the items referred to in this clause (iii) collectively referred to as “Notes”). Confidential Information does not include any information that: (A) becomes generally available to the public other than as a result of a disclosure by the Stockholder in violation of this Agreement; (B) was in such Stockholder’s possession prior to the disclosure of the Confidential Information pursuant to this Agreement, provided that such Stockholder did not know, or have reason to believe, after reasonable investigation, that such source was subject to an obligation not to disclose such information; and/or (C) becomes available to such Stockholder on a non-confidential basis from a source other than the Company or any Company Representative; provided that such Stockholder did not know, or have reason to believe, after reasonable investigation, that such source was subject to an obligation not to disclose such information.

c.	Required Disclosure. If a Stockholder is requested to disclose any Confidential Information (including, but not limited to, any Notes) in connection with any legal or administrative proceeding or investigation, such Stockholder will notify the Company immediately in writing of the existence, terms and circumstances surrounding such a request so that the Company may, in its sole discretion, seek a protective order or other appropriate remedy and/or take steps to resist or narrow the scope of the disclosure sought by such request. The Stockholder agrees to assist the Company in seeking a protective order or other remedy, if requested by the Company. If a protective order or other remedy is not obtained and, in the written opinion of Stockholder’s counsel, disclosure is required, such Stockholder may make such disclosure without liability under this Agreement, provided that such Stockholder furnishes only that portion of the Confidential Information that is legally required to be disclosed, the Stockholder gives the Company notice of the information to be disclosed as far in advance of its disclosure as practicable and the Stockholder uses its best efforts to ensure that confidential treatment will be accorded to all such disclosed information.

d.	Return of Confidential Information. Promptly after sale or other Transfer of all of a Stockholder’s Stock (except to a successor entity with a substantially similar ownership) such Stockholder will promptly delete all Confidential Information from any computer and backup storage system in which the Confidential Information has been stored and will turn over to the Company: (a) all documents and other materials (including without limitation all copies or reproductions of such documents or materials, tapes, floppy disks, backup copies and other forms of electronic storage media) that constitute, contain or are derived from the Confidential Information and (b) all other documents, Notes and other materials connected with or arising out of the Stockholder’s ownership, and no copy thereof will be retained by such Stockholder. The Stockholder will deliver to the Company a certificate that such Stockholder has complied with the requirements of this Section 3.2. Notwithstanding the return, deletion or destruction of the Confidential Information, the Stockholder will continue to be bound by the obligations of confidentiality and other obligations under this Article III.

e.	Remedies. Each Stockholder acknowledges and agrees that the Company would be damaged irreparably if any provision of this Article III were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Company will be entitled to equitable relief, including, without limitation, an injunction or injunctions to prevent breaches of the provisions of this Article III and to enforce specifically this Article III and its provisions in addition to any other remedy to which the Company may be entitled, at law or in equity.

f.	Permitted Disclosures. Each Stockholder shall be allowed to disclose Confidential Information to its agents and advisors as is proper, with the understanding that they shall keep the information confidential as set forth herein

6.	Termination. This Agreement will terminate (a) upon the dissolution and winding up of the Company or (b) on the date as of which the parties hereto terminate this Agreement by unanimous written consent.

7.	Entire Agreement. This Agreement contains the entire agreement, and supersedes all prior agreements and understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof.

8.	Amendments and Modifications. Any amendment, modification or change to this Agreement must be approved by written consent of (a) the Stockholders who are a party hereto, or any successor to the Stockholders and (b) the Company; provided that the Company may, without the consent of any of the Stockholders, amend this Agreement at any time or from time to time: (i) to cure any ambiguity, to correct or supplement any provisions herein that may be inconsistent with any other provision herein or to add other provisions with respect to matters arising under this Agreement that will not be inconsistent with the provisions of this Agreement, (ii) to amend this Agreement to reflect any action that the Company is authorized to take under the Agreement if such action requires amendment of this Agreement, or (iii) to delete or add any provision to this Agreement required to be so deleted or added by any federal or state agency deemed to be for the benefit or protection of the Stockholders; provided, further, however, that (A) any amendment that enlarges or adversely affects the obligations of any Stockholder, including requiring any additional capital contribution, assessment or payment by such Stockholder, shall require the written consent of each Stockholder so affected; (B) no amendment shall adversely discriminate against a Stockholder as opposed to other Stockholders without written consent of such adversely affected Stockholder; and (C) no amendment shall be adopted by the Company that adversely affects the limited liability of any Stockholder.

9.	Binding Effect; Benefits. No Stockholder may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Stockholder. Any purported transfer in violation of any provision of this Agreement will be void and ineffectual and will not operate to transfer any interest or title to the purported transferee. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

10.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

11.	Headings. The section and other headings contained in this Agreement are for convenience only and shall not be deemed to limit, characterize or interpret any provisions of this Agreement.

12.	No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any Person.

13.	Governing Law. This Agreement and the rights of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Nevada applicable to agreements made and to the performance wholly within that jurisdiction.

14.	Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach of this Agreement, will be settled by arbitration in Nashville Tennessee, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any decision made pursuant to such arbitration will be binding on the parties and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

15.	Necessary Approvals. All parties hereto hereby acknowledge and agree that the effectiveness of this Agreement is subject to approval by the Board of Directors of Singapore eDevelopment, Ltd, a Singapore limited company and the parent company of LVAM. Should such approval not be granted within twenty (20) calendar days of the date hereof, this Agreement shall be null and void.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS: DSS SECURITIES, INC.	LIQUIDVALUE ASSET MANAGEMENT PTE LTD.

By:	By:
Name:	Name:
Title:	Title:

AMRE TENNESSEE, LLC

By:
Name:
Title:

COMPANY:

AMRE ASSET MANAGEMENT, INC.

By:
Name:
Title: